Exhibit 10.30

AIRCRAFT TIME SHARING AGREEMENT

Dated as of the 17th day of December, 2013,

between

QUEST DIAGNOSTICS INCORPORATED,
as Time Share Lessor,

and
STEPHEN H. RUSCKOWSKI,
as Time Share Lessee,

concerning one Dassault Falcon 2000 aircraft bearing
U.S. registration number N455DX
and
manufacturer's serial number 146

* * *

INSTRUCTIONS FOR COMPLIANCE WITH
"TRUTH IN LEASING" REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Agreement:
mail a copy of the executed document to the
following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:
provide notice, using the FSDO Notification Letter in Exhibit A, of the departure airport and proposed time of departure of the first flight, by facsimile, to the Flight Standards
District Office located nearest the departure airport.

Carry a copy of this Agreement in the aircraft at all times.

* * *

Exhibit 10.30

This AIRCRAFT TIME SHARING AGREEMENT (the "Agreement") is made and effective as of the 17th day of December, 2013, (the "Effective Date"), by and between QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Time Share Lessor"), and STEPHEN H. RUSCKOWSKI ("Time Share Lessee").

W I T N E S S E T H :

WHEREAS, Time Share Lessee is an employee of Time Share Lessor who is required to use the Aircraft for business and personal travel whenever possible;

WHEREAS, Time Share Lessee desires to lease the Aircraft, with a flight crew, on a non-exclusive basis, from Time Share Lessor on a time sharing basis as defined in Section 91.501(c)(1) of the FAR;

WHEREAS, Time Share Lessor is willing to lease the Aircraft, with a flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

"Aircraft" means the Airframe, the Engines, the Parts, and the Aircraft Documents. The Engines shall be deemed part of the "Aircraft" whether or not from time to time attached to the Airframe or removed from the Airframe.

"Aircraft Documents" means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

"Airframe" means that certain Dassault Falcon 2000 aircraft bearing U.S. registration number N455DX, and manufacturer's serial number 146, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

"Business Day" means any day of the year in which banks are not authorized or required to close in the State of New Jersey.

"DOT" means the United States Department of Transportation or any successor agency.

"Engines" means two (2) CFE 738-1-1B engines bearing manufacturer's serial numbers P-105436 & P-104376, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

"FAA" means the Federal Aviation Administration or any successor agency.

Exhibit 10.30

"FAR" means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

"Flight Hour" means one (1) hour of use of the Aircraft in flight operations, as recorded on the Aircraft hour meter and measured in one-tenth (1/10th) of an hour increments.

"Operating Base" means Reading Regional Airport (RDG), in the City of Reading, State of Pennsylvania.
"Operational Control" has the same meaning given the term in Section 1.1 of the FAR.

"Parts" means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

"Pilot in Command" has the same meaning given the term in Section 1.1 of the FAR.

"Taxes" means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer's income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax, and any tax measured by or assessed against the Aircraft’s value, including, without limitation, any personal property or ad valorem tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

"Term" means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.

2.
Agreement to Lease. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee from time to time on an "as needed and as available" basis, and to provide a fully qualified flight crew for all Time Share Lessee's flights, in accordance with the terms and conditions of this Agreement. Nothing contained herein shall obligate or entitle Time Share Lessee to any minimum usage of the Aircraft.

3.	Term.

3.1	Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year.

3.2	Renewal. At the end of the initial one (1) year term or any subsequent one (1) year term, this Agreement shall automatically be renewed for an additional one (1) year term.

3.3	Termination. Each party shall have the right to terminate this Agreement at any time with or without cause on thirty (30) days prior written notice to the other party.

3.4
Termination of Employment. Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate, if not sooner terminated, concurrent with the last date of employment of Time Share Lessee with Time Share Lessor.

4.
Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR. The parties agree that for all flights under this Agreement, the Aircraft shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5.
Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject to use by Time Share Lessor, and may also be subject to non-exclusive leases and lease to others during the Term.

Exhibit 10.30

6.	Flight Charges.

6.1     Time Share Lessee shall not be liable for any costs incurred by Time Share Lessor in any calendar year in connection with the use of the Aircraft by Time Share Lessee for the personal purposes until such time as the aggregate incremental costs incurred by Time Share Lessor for all such flights in such calendar year (calculated on the same basis used by Time Share Lessor to determine the aggregate incremental cost of personal aircraft use for purposes of disclosure in Time Share Lessor’s proxy statement issued in connection with its annual meeting of stockholders (the “Proxy Calculation”)) surpasses One Hundred Thousand U.S. Dollars ($100,000.00) (the “Time Share Threshold”).

6.2    After the aggregate incremental costs incurred by Time Share Lessor in connection with the provision of the Aircraft for the personal use of Time Share Lessee in any calendar year surpasses the Time Share Threshold, Time Share Lessee shall pay to Time Share Lessor, for each personal use flight (or portion thereof) conducted under this Agreement during the remainder of such calendar year, an amount equal to the lesser of (i) Time Share Lessor’s aggregate incremental costs for such flight, calculated on the same basis as the Proxy Calculation, or (ii) the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.2.1	fuel, oil, lubricants, and other additives;
6.2.2    travel expenses of the crew, including food, lodging and ground transportation;
6.2.3    hangar and tie down costs away from the Aircraft's Operating Base;
6.2.4    insurance obtained for the specific flight;
6.2.5    landing fees, airport taxes and similar assessments;
6.2.6    customs, foreign permit, and similar fees directly related to the flight;
6.2.7    in-flight food and beverages;
6.2.8    passenger ground transportation;
6.2.9    flight planning and weather contract services; and
6.2.10    an additional charge equal to 100% of the expenses listed in Section 6.1.

7.
Invoices and Payment. Time Share Lessor will initially pay all expenses related to the operation of the Aircraft when and as such expenses are incurred, provided that within fifteen (15) days after the last day of any calendar month during which any flight for the account of Time Share Lessee has been conducted, Time Share Lessor shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 6 above; provided that with regard to expenses that remain indeterminable as of the date of any invoice, such expenses shall be included in the next regularly-provided invoice after such expenses have been determined. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Time Share Lessor promptly within fifteen (15) days following Time Share Lessee’s receipt of the invoice date.

8.
Taxes. Time Share Lessee shall be responsible for, shall indemnify and hold harmless Time Share Lessor against, any Taxes which may be assessed or levied as a result of the lease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee. Without limiting the generality of the foregoing, Time Share Lessee and Time Share Lessor specifically acknowledge that all of Time Share Lessee's Time Share Flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code, regardless of whether any such flight is considered "noncommercial" under the FAR. Time Share Lessee shall remit to Time Share Lessor all such Taxes together with each payment made pursuant to Section 7.

9.
Scheduling Flights. Time Share Lessee shall submit requests for flight time and proposed flight schedules to the Time Share Lessor as far in advance of any given flight as reasonably possible. Time Share Lessee shall provide at least the following information for each proposed flight as far in advance as reasonably possible prior to scheduled departure: departure airport; destination airport; date and time of departure; the names of all passengers; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor's flight crew.

Exhibit 10.30

10.
Title and Registration. Time Share Lessor has exclusive legal and equitable title to the Aircraft. Time Share Lessee acknowledges that title to the Aircraft shall remain vested in Time Share Lessor. Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as, in the reasonable opinion of Time Share Lessor may be necessary or desirable in order to protect or preserve Time Share Lessor's title to the Aircraft.

11.
Aircraft Maintenance. Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Laws and regulations, and within the sound discretion of the Pilot in Command.

12.
Flight Crews. Time Share Lessor shall provide, at its sole cost, to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. The members of the flight crew may be either employees or independent contractors of Time Share Lessor. In either event, the flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

13.
OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN SOLE OPERATIONAL CONTROL OF THE AIRCRAFT AND EXCLUSIVE POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A "TIME SHARING AGREEMENT" AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. TIME SHARE LESSOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

14.
Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

15.
Passengers and Baggage. Time Share Lessee may carry on the Aircraft on all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole but reasonable discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

16.
Prohibited Items. Time Share Lessee shall not cause or permit to be carried on board the Aircraft, and shall not cause or permit any passenger to carry on board the Aircraft, any contraband, prohibited dangerous goods, or prohibited controlled substances on the Aircraft at any time.

17.
Force Majeure. Time Share Lessor shall not be liable for delay or failure to furnish the Aircraft and/or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

Exhibit 10.30

18	Time Share Lessee Representations and Warranties. Time Share Lessee represents and warrants that:

18.1    Time Share Lessee will use the Aircraft solely for and on account of his own personal use, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire.

18.2    Time Share Lessee shall refrain from incurring any mechanic's or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Time Share Lessee to convey, mortgage, assign, lease, sublease, or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

18.3    During the Term of this Agreement, Time Share Lessee will abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the use of the Aircraft by a time sharing Time Share Lessee.

19.	No Assignments Neither this Agreement nor any party's interest herein shall be assignable to any other party whatsoever.

20.	Modification. This Agreement may not be modified, altered, or amended except by written agreement executed by both parties.

21.
Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

22.
Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

23.
Governing Law. This Agreement has been negotiated and delivered in the State of New Jersey and shall in all respects be governed by, and construed in accordance with, the laws of the State of New Jersey, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

24.
DISCLAIMER. THE AIRCRAFT IS BEING LEASED BY THE TIME SHARE LESSOR TO THE TIME SHARE LESSEE HEREUNDER ON A COMPLETELY "AS IS, WHERE IS," BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE TIME SHARE LESSEE. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND TIME SHARE LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT TIME SHARE LESSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AND AS TO THE ABSENCE OF

Exhibit 10.30

OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. TIME SHARE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF TIME SHARE LESSOR AND RIGHTS, CLAIMS AND REMEDIES OF TIME SHARE LESSEE AGAINST TIME SHARE LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF TIME SHARE LESSOR, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

25.
COUNTERPARTS. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

26.    TRUTH IN LEASING.

TIME SHARE LESSOR HEREBY CERTIFIES THAT, DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF THE AIRCRAFT AND SOLELY RESPONSIBLE FOR OPERATIONAL CONTROL OF THEAIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

Exhibit 10.30

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

TIME SHARE LESSOR:

QUEST DIAGNOSTICS INCORPORATED

By:    /s/ Jeffrey S. Shuman
Print:     Jeffrey S. Shuman
Title:     Senior Vice President, Chief Human Resources Officer

TIME SHARE LESSEE:

STEPHEN H. RUSCKOWSKI

By:    /s/ Stephen H. Rusckowski
Print:     Stephen H. Rusckowski

Exhibit 10.30

EXHIBIT A

FSDO Notification Letter

Date: ______________

Via Facsimile
Fax: __________________

Federal Aviation Administration
__________________________
__________________________
__________________________

RE:	FAR Section 91.23 FSDO Notification
First Flight Under Time Sharing Agreement of Dassault Falcon 2000, N455DX, s/n 146

To whom it may concern:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that Stephen H. Rusckowski has acquired and taken delivery of a leasehold interest in the above referenced aircraft on the 17th day of December, 2013, and that the first flight of the aircraft under the Time Sharing Agreement will depart from ____ Airport on the __ day of ______, 201_, at approximately _____ [am/pm] local time.

Should you require any additional information, please contact our pilot, Mr. _______, at telephone: ________________.

Sincerely,

QUEST DIAGNOSTICS INCORPORATED

By:	_______________________
Print:    _______________________
Title:     _______________________